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                                                                     EXHIBIT 4.3

                           CORINTHIAN COLLEGES, INC.

                10.27% SENIOR SECURED NOTE DUE OCTOBER 17, 2003


No. R-1                                                       October 17, 1996
$22,500,000


          FOR VALUE RECEIVED, the undersigned, CORINTHIAN COLLEGES, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to The Prudential Insurance Company of America, or registered assigns, the principal sum of TWENTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($22,500,000) on October 17, 2003, with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the rate of 10.27% per annum from the date hereof, payable quarterly on the seventeenth day of January, April, July and October in each year, commencing with the January, April, July and October next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Yield-Maintenance Amount (as defined in the Note Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 12.27% or (ii) 2.0% over the rate of interest publicly announced by Bank of New York from time to time in New York City as its Prime Rate.

          Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

          This Note is one of a series of Senior Secured Notes (herein called the "Notes") issued pursuant to a Note Purchase and Revolving Credit Agreement, dated as of October 17, 1996 (as such Note Purchase and Revolving Credit Agreement is amended, supplemented or otherwise modified from time to time, the "Agreement"), between the Company and The Prudential Insurance Company of America, and is entitled to the benefits thereof.

          This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
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          The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

          This Note is secured by, and entitled to the benefits of, the Collateral Documents. Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder.

          Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Agreement to the extent defined therein.

          In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

          This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of California, without giving effect to principles of conflicts of laws.

                                                    CORINTHIAN COLLEGES, INC.




                                                    By: /s/ David G. Moore
                                                       -------------------------
                                                    Title:  President